Exhibit 10.10

Dated 21 June 2002

CONSEJO SUPERIOR DE INVESTIGACIONES CIENTIFICAS (1)

and

MIDATECH LIMITED (2)

PATENT AND KNOW-HOW AGREEMENT

Speechly Bircham

6 St Andrew Street

London

EC4A 3LX

THIS AGREEMENT is made on 21 June 2002

BETWEEN

1	CONSEJO SUPERIOR DE INVESTIGACIONES CIENTIFICAS, an autonomous body within the Ministry of Science and Technology of Spain, whose principal office is at Serrano 113, 28006 Madrid, Spain (CSIC), represented by its President, Dr. Rolf Tarrach;

2	MIDATECH LIMITED, a private limited company registered in England under number 4097593, whose registered office is at 6 St Andrew Street, London EC4A 3LX (Midatech).

RECITALS

A	CSIC owns certain Intellectual Property Rights in relation to a novel technology, the subject matter of which was disclosed in the Application.

B	CSIC has agreed to disclose the Know-how to Midatech on the terms and conditions set out in this Agreement and to grant Midatech worldwide rights to exploit the Intellectual Property Rights with effect from the Effective Date.

C	CSIC has agreed to assign the PCT Application (and all rights of priority and rights to apply for patent or similar protection in any part of the world in relation to the subject matter of the Patent Rights) into the joint name of CSIC and Midatech with effect from the Effective Date, subject to a further assignment in favour of Midatech alone if certain conditions are met.

NOW IT IS HEREBY AGREED

1	Definitions

1.1	In this Agreement, unless the context otherwise requires:

Affiliated Company(ies): in relation to Midatech means any company or legal entity which: (a) Controls Midatech directly or indirectly; or (b) is Controlled directly or indirectly by Midatech; or (c) is directly or indirectly Controlled by a company or a legal entity which directly or indirectly Controls Midatech;

Agreed Terms: a document in terms agreed between the Parties and annexed hereto, initialled “SB” on behalf of Speechly Bircham, Midatech’s solicitors, on behalf of the Parties;

Agreement: this agreement;

Application: means the UK patent application number GB/0025414.4 dated 16 October 2000 in the name of CSIC;

Confidential Information: in relation to either Party, information (whether in written, electronic or oral form) belonging or relating to that Party, its or their business, affairs, activities, products or services or in respect of which the disclosing Party is bound by an obligation of confidence (and for the avoidance of doubt, the Know-how and Materials are Confidential Information of CSIC) and any other information of a confidential nature which information is proprietary and confidential to the disclosing Party;

Control: the power of a person to secure: (a) by means of the holding of shares or the possession of voting power to or in relation to that or any other company or legal entity; or (b) by virtue of any powers conferred by the articles of association or other document regulating that or any other company or legal entity, that the affairs of relevant company or legal entity are conducted in accordance with the wishes of that person and Controlled and Controlling shall be construed accordingly;

Deed of Assignment of Priority Rights: the assignment in the Agreed Terms between the Parties assigning into the joint names of the CSIC and Midatech the PCT Application and all rights of priority (including the right to claim priority from the date of the Application) and rights to apply for patent or similar protection in any part of the world in relation to the subject matter of the Patent Rights;

Effective Date: the date on which this Agreement takes effect in accordance with clause 6.1;

Exploit: any activity which would, in the absence of a licence, constitute an infringement of the relevant Intellectual Property Rights, including use in development or manufacture of Products to be marketed, sold, offered for sale, exported, leased or otherwise dealt with in the course of business and Exploiting and Exploitation shall be construed accordingly;

Improvement: all and any improvements, modifications, adaptations or developments to or of the Intellectual Property Rights, or which might otherwise reasonably be applicable to the manufacture, use or supply of Products;

Independent Component: shall mean any delivery, diagnostic or testing components (whether mechanical, chemical or otherwise) which form part of any Product and which Midatech has acquired from any independent third party on an arms’ length commercial basis;

Intellectual Property Rights: the Patent Rights and the Know-how together;

Inventors: the inventors of the Intellectual Property Rights, as disclosed in the Deed of Assignment of Priority Rights;

Know-how: the unpatented technical and other information relating to the subject-matter of the Patent Rights which is not in the public domain regardless of how such information is collected or recorded, and whether protected by any copyright, design rights, or otherwise and including information comprising or relating to inventions, data, designs, formulae, compounds, methods, models, assays, research plans, procedures, results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), chemical, pharmacological, toxicological, clinical, analytical and quality data, trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in any submission to ethical committees and regulatory authorities; and for this purpose, the fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public;

Materials: any documents, records, tapes, disks, samples and chemical and biological substances and any novel apparatus or any other materials embodying or recording any Know-how, including any prototypes or computer programs;

Milestone Payments: any milestone payments and other lump-sum payments in respect of all licences or other rights granted by Midatech under any Intellectual Property Rights (including, for the avoidance of doubt, any licences granted to an Affiliated Company) actually received from or on behalf of each licensee (less any applicable value added or other sales tax or any withholding tax or other deduction required by law), other than sums paid to Midatech as either (a) an advance against Net Sales or Net Revenue Royalties or (b) for the conduct of or collaboration in any research and/or development projects where the subject matter and purpose of any such projects has been specifically identified and documented or (c) any part of any payment relating to consultancy, training or other goods or services not directly relating to an Exploitation of the Intellectual Property Rights;

Net Revenues: the amount of income actually received by Midatech from or on behalf of its licensees (other than in respect of any sales made directly by any Affiliated Companies where the Net Sales Royalty is due instead) arising from the Exploitation of the Intellectual Property Rights, whether arising from the grant of licences of the Intellectual Property Rights or from sales of Products by such licensees in the Territory (in each case less any applicable value added or other sales tax or any withholding tax or other deduction required by law);

Net Sales: with respect to Products means the gross money amount actually received by Midatech or any Affiliated Company from unrelated third parties in respect of sales by Midatech or any Affiliated Company for such Products in the Territory less:

(a)	quality, trade, volume and/or other discounts actually granted;

(b)	amounts repaid or credited and allowances given including cash, credit or free goods allowances, by reason of chargebacks, retroactive price reductions or billing errors and rebates (including government mandated rebates) actually allowed or paid;

(c)	amounts refunded or credited for Product which was rejected, spoiled, damaged, outdated or returned;

(d)	freight, shipment and insurance costs incurred by Midatech or any Affiliated Company transporting Product to a third party purchaser; and

(e)	taxes (including any applicable value added or other sales taxes and any withholding taxes), tariffs, customs duties and surcharges and other governmental charges incurred in connection with the sale, exportation or importation of Products.

Party: a party to this Agreement (and the word Parties shall be construed accordingly);

Patent Rights: any rights arising from the Application or the PCT Application and all rights assigned to CSIC and Midatech under the Deed of Assignment of Priority Rights (or the assignments contemplated by clause 4.2) including all patent applications in any territory or part of the world and patents arising therefrom, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them, including any divisional application and patents, filings, renewals, continuations, continuations-in-part, patents of addition, extensions, reissues, substitutions, confirmations, registrations, revalidations and additions of or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them;

PCT Application: the PCT application number PCT/GB01/04633 dated 16 October 2001 claiming priority from the Application;

Products: products made and/or sold by Midatech or its Affiliated Companies or licencees Exploiting any of the Intellectual Property Rights in any Territory;

Records: shall mean all laboratory note books, records, drawings and any other documents stored in either documentary or electronic form, or such parts of any of the foregoing, which contain Know-how and/or which relate to any Patent Rights and are in the possession or control of CSIC at the date hereof and which CSIC is entitled to use and transfer;

Royalties: the royalties relating to Net Sales, Net Revenues or Milestone Payments payable by Midatech to CSIC in accordance with this Agreement and which are referred to as Net Sales Royalty, Net Revenue Royalty and Milestone Royalty respectively;

Territory: any territory where there is registered patent protection of the Patent Rights;

Year: the 12 months period commencing on the Effective Date or any anniversary thereof.

1.2	Unless the context otherwise requires, “including” means “including without limitation”; and the expression “person” and words importing “persons” shall include individuals, bodies corporate, unincorporated bodies and associations, partnerships, governmental and intergovernmental agencies, international organisations and departments, self regulatory or other authorities or organisations or other legal entities.

2	Grant of rights

2.1	Subject to the terms and conditions of this Agreement (particularly those contained in clause 6.2) and with effect from the Effective Date, CSIC hereby grants to Midatech an exclusive right to Exploit the Intellectual Property Rights anywhere in the world and to make and register applications for protection of the Patent Rights throughout the world on behalf of itself as joint applicant and/or co-patentee and assigns to Midatech all its rights of confidence in the Know-how.

2.2	No further right or licence is granted by CSIC to Midatech by this Agreement save as expressly set out in this Agreement.

2.3	There are no restrictions on the field of use in which Midatech may Exploit the Intellectual Property Rights.

2.4	CSIC hereby undertakes to Midatech during the term of this Agreement not itself to exploit, deal with or use in any way, directly or indirectly, the Intellectual Property Rights other than for the purposes of (a) the Research Agreement referred to in clause 6.1.2 between CSIC and Midatech or any Affiliated Company, (b) dealing in Products supplied to it by Midatech, or (c) using the Intellectual Property Rights to perform any research for its own non-commercial purposes (as long as all Improvements resulting from such research shall be dealt with in accordance with clause 8.1).

2.5	CSIC and Midatech shall, at Midatech’s expense:

2.5.1	use reasonable endeavours to obtain valid patents pursuant to the PCT Application and to keep the same in full force and effect pursuant to the terms of this Agreement;

2.5.2	execute such formal licences or other documents as Midatech’s patent advisers consider may be necessary or appropriate to enable prosecution of the Patent Rights at patent offices and other relevant authorities in relation to the rights granted hereunder or transferred under the Deed of Assignment of Priority Rights or the assignments contemplated by clause 4.2 (which shall include, in the case of the CSIC, appropriate powers of attorney to enable Midatech to prosecute such Patent Rights on behalf of the Parties);

and Midatech shall use its reasonable endeavours to keep CSIC informed of all relevant matters concerning the PCT Application and national patents derived therefrom.

3	Duration of royalty obligations

Subject to clauses 6 and 15, and notwithstanding the lapsing of any application for the Application at the UK Patent Office, all the royalty obligations herein shall remain in full force and effect for as long as any of the Patent Rights shall remain in full force and effect.

4	Deed of Assignment of Priority Rights

4.1	The Parties shall execute and complete the Deed of Assignment of Priority Rights, and CSIC shall procure that the Inventors enter into the same, within 14 days of the Effective Date.

4.2	Within 14 days of Midatech achieving one of the milestones contained in clause 6.2, CSIC shall use its reasonable and prompt endeavours to obtain from the competent authorities permission to re-assign the Patent Rights into the name of Midatech alone, whereupon the Parties shall as soon as reasonably practicable, at the expense of Midatech, execute such further assignments or other documents as may be necessary or desirable to effect such reassignment.

5	Disclosure and use of Materials and Records

5.1	To the extent that CSIC has not already disclosed the Materials and Records to Midatech, CSIC shall, promptly after the Effective Date, disclose to Midatech the Materials and Records. Midatech hereby acknowledges that any Materials and/or Records already supplied or shown to its employees, agents or contractors by CSIC prior to or at the Effective Date shall be deemed to have been furnished under this Agreement.

5.2	Midatech acknowledges that the ownership of the physical materials of any Records supplied by CSIC hereunder, shall belong to and remain vested in CSIC.

6	Midatech’s obligations

6.1	By 16 May 2003 Midatech shall:-

6.1.1	have prepared a business plan in relation to the Exploitation of the Intellectual Property Rights by Midatech and any Affiliated Companies and any licencees (the Business Plan) agreed with CSIC (such agreement by CSIC not to be unreasonably withheld or delayed); and

6.1.2	have agreed with CSIC the terms of a research agreement (Research Agreement) for the development of the Intellectual Property Rights (such agreement by CSIC not to be unreasonably withheld or delayed);

and once the terms of the Business Plan and the Research Agreement have been agreed then the Parties shall agree the date of the Effective Date in writing whereupon this Agreement shall be deemed to have taken effect in accordance with its terms. If they are not so agreed by 16 May 2003 then this Agreement shall cease to have effect.

6.2	After the Effective Date, Midatech shall use all reasonable commercial endeavours to Exploit the Intellectual Property Rights in accordance with the Business Plan. The achievement of any of the following milestones will demonstrate that Midatech has satisfied this obligation:

(a)	the conclusion of a licence agreement with a third party (excluding an Affiliated Company) of any of the Intellectual Property Rights; or

(b)	demonstration of therapeutic and/or diagnostic efficacy in an animal model derived from research sponsored by Midatech or any of its Affiliated Companies; or

(c)	demonstration of a diagnostic product in a Phase 1 clinical trial arising from the Intellectual Property Rights; or

(d)	sales of Products by Midatech (including by an Affiliated Company) or any third party licensee which generate Net Sales Royalty or Net Revenue Royalty for CSIC.

6.3	After the Effective Date Midatech shall be responsible for obtaining and maintaining throughout the term of this Agreement all requisite governmental, statutory and other regulatory licences, approvals, authorisations, registrations and consents and comply with all other legal and regulatory requirements and codes of practice applicable in the Territory in connection with its obligations under this Agreement.

6.4	Midatech shall not at any time knowingly do, cause or authorise to be done anything which will or may impair, damage or be detrimental to the reputation or goodwill associated with CSIC.

6.5	If none of the milestones contained in clause 6.2 are achieved by Midatech on or before the fifth anniversary of the Effective Date or Midatech is in breach of any of the provisions of clauses 6.3 and 6.4 at any time, CSIC shall give written notice to Midatech notifying that it is in breach and the Parties shall discuss in good faith how the breach may be remedied. Midatech shall specify to CSIC the steps it is taking at such date to remedy such breach. CSIC, acting reasonably, shall then grant Midatech a further reasonable period to remedy the breach (being not less than ninety (90) days). If on expiry of such period CSIC, acting reasonably, shall consider that Midatech is still in breach of the relevant condition it shall be entitled to terminate the Agreement forthwith.

7	Royalties and records

7.1	As consideration for the rights and licences granted by CSIC to Midatech pursuant to this Agreement, and subject as set out below, Midatech shall pay to CSIC the Royalties as follows:

7.1.1	Net Sales Royalties shall be calculated as the following percentage of Net Sales made directly by Midatech or an Affiliated Company:

Net Sales up to €1 million	6%
Net Sales between €1 million and €9,999,999	5%
Net Sales between €10,000,000 and €9,999,999	4%
Net Sales of €100,000,000 and above	3%

7.1.2	15% of Net Revenues; and

7.1.3	20% of all Milestone Payments.

Net Sales Royalties

7.2	Net Sales Royalties on sales made directly by Midatech or any Affiliated Company accrue on the date when payment for the Product is received by Midatech.

Net Sales Royalties are payable quarterly in arrears, within ninety (90) days after the end of each quarter ending 31 March, 30 June, 30 September and 31 December in each financial year. Within sixty (60) days after the end of each quarter Midatech shall deliver to CSIC a statement of Net Sales and Net Sales Royalties due in respect of the quarter just ended (or, if it be the case, a statement that no Net Sales Royalties are due), which statement shall be in such form and shall include, in reasonable detail, such information, as CSIC may reasonably require from time to time.

7.3	For the purposes of calculating Net Sales Royalties due hereunder:

7.3.1	where any Product sold or otherwise disposed of by Midatech or any Affiliated Company contains any Independent Component, there shall be deducted from the Net Sales value of such Product the invoiced price paid by or on behalf of Midatech or any Affiliated Company for such Independent Component; and

7.3.2	the transfer of any Product by Midatech to an Affiliated Company or by an Affiliated Company to another Affiliated Company or by an Affiliated Company to Midatech shall not be considered a sale. In such cases Net Sales shall be determined based on the invoiced sale price by the Affiliated Company or Midatech to the first third party trade purchaser, less the deductions allowed set out in sub- paragraphs (a) to (e) of the definition of Net Sales;

7.3.3	upon the sale or other disposal of Product not on arm’s length commercial terms or upon any use of Product for purposes which do not result in a disposal of that Product in consideration for money (other than for the purposes of promotion in the normal course of business customary in the country in question) such sale, disposal or use shall be deemed to constitute a sale at the relevant open market price in that country or, if the price is not ascertainable, a reasonable price assessed on a commercial arm’s length basis;

7.3.4	No Net Sales Royalty shall be payable on sales of Products by any person to enable the performance of clinical trials properly authorised by a regulatory body; and

7.3.5	Net Sales not made in Euros shall be converted into Euros for the purposes of calculating the applicable percentage Royalty rate at the official rate of exchange of the European Central Bank prevailing on a date no earlier than 3 Working Days before the date of payment to CSIC.

Net Revenue Royalties

7.4	Net Revenue Royalties are payable annually in arrears on all amounts received in the period in question within (ninety) 90 days of the end of the financial year of CSIC at the date of this Agreement (being 31 December) (Financial Year). Within (sixty) 60 days of the end of each Financial Year Midatech shall deliver to CSIC a statement of Net Revenue Royalties due and paid in respect of the Financial Year just ended (or, if it be the case, a statement that no Net Revenue Royalties are due), which statement shall be in such form and shall include, in reasonable detail, such information, as the Parties may agree.

7.5	When Midatech receives a non refundable advance against royalties under any agreement with a third party (not being an Affiliated Company) and the amount of royalties paid under that agreement does not recoup the non refundable advance, upon termination of the agreement in question, the unrecouped portion and of the advance shall be treated as Net Revenue of Midatech in the period in which such agreement is terminated.

Milestone Royalty

7.6	Midatech shall account to CSIC for all Milestone Royalties within (ninety) 90 days of receipt of the Milestone Payment by Midatech.

Provisions applicable to all Royalties

7.7	If Midatech or any of its licensees are required on the written advice of their legal and/or patent advisors or by any court order or by operation of statute or law to pay royalties to third parties in respect of rights of such third parties under any intellectual property right of any nature relating to a Product and where failure by Midatech or the licensee to secure such rights would cause Midatech or the licensee to infringe them, Midatech shall be entitled to deduct from the Royalty payments due to CSIC under this clause 7, 50% of the payments actually made to any such third party up to a maximum of 50% of the payments due to CSIC under the relevant sub-clause.

7.8	All sums due from Midatech hereunder:

7.8.1	shall be paid in the currency of receipt by Midatech or paid in Euros, converted by Midatech into the Euro from the currency of receipt at the official rate of exchange of the European Central Bank prevailing on a date no earlier than 3 Working Days before the date of payment to CSIC;

7.8.2	shall be paid by direct bank transfer into such bank account in Spain as CSIC may from time to time nominate, or by such other method as may be directed by CSIC from time to time. CSIC shall bear all related bank charges. The present CSIC bank account is:

Banco de Santander (Madrid) - No: 0049 5117 29 2010104904

7.8.3	are exclusive of value added tax or any other sales tax which shall also be payable by Midatech to CSIC on the due date for payment where applicable. CSIC will issue an appropriate receipt to Midatech where applicable;

7.8.4	shall be made without deduction or withholding in respect of taxes or other deductions of a taxation nature levied or imposed by any taxation authority under the laws of any territory except insofar as Midatech is required to deduct the same to comply with applicable laws in which case Midatech shall:-

7.8.4.1	use all reasonable endeavours to ensure that the deduction or withholding does not exceed the minimum amount legally required;

7.8.4.2	account to the relevant taxation or other authorities within the period for payment permitted by the applicable law for the full amount of the payment or deduction;

7.8.4.3	use all reasonable endeavours to assist CSIC in making any application that the sums shall be paid gross, or subject to such reduced rate as may be permitted under any relevant double taxation treaty;

7.8.4.4	use all reasonable endeavours to furnish to CSIC within the period for payment permitted by the relevant law either an official receipt from the relevant taxation authorities in respect of the amount so deducted or withheld, or, if such receipts are not issued by the taxation authorities concerned, a certificate of deduction or equivalent deduction or withholding sufficient to assist CSIC either to reclaim the amount so deducted as withheld or to obtain the credit for the tax deducted or to claim relief from double taxation under the relevant double taxation treaty where it is able to do so.

7.9	Clause 14.5 shall apply where any claim is made that any of the Patent Rights infringes any intellectual property rights of a third party.

7.10	Where any licensee of Midatech (including an Affiliated Company where a Net Sales Royalty is due to CSIC on sales of Products) hereunder pays any withholding tax or makes any deduction in respect of sums due to Midatech the calculation of the Net Sales Royalty or the Net Revenue Royalty or the Milestone Royalty shall be made on the amount of the Net Sale or Net Revenue or Milestone Payment after deducting such withholding or deduction. If Midatech subsequently receives any refund of tax or credit against tax by reason of such withholding or deduction, Midatech shall as soon as practicable after receipt of the refund or utilisation of the credit against tax pay to CSIC an amount equal to the relevant royalty rate (as set out in clause 7.1) on that refund or credit.

7.11	If Midatech is overdue with any undisputed payment hereunder then CSIC shall have the right to charge interest on such overdue amount at an annual rate of 1 per cent above the prevailing main refinancing rate of the European Central Bank from time to time which interest shall accrue on a daily basis from the date payment becomes overdue until CSIC has received payment of the overdue amount together with all interest that has accrued.

7.12

Midatech shall (and shall procure that its licensees shall) during the term of this Agreement and for a further period of 2 years thereafter keep true, complete, separate and detailed records and books containing all data reasonably required for the computation and verification of all amounts payable hereunder, and shall permit CSIC by its duly authorised representatives (including an accountant or auditor appointed by CSIC) at all reasonable times by prior reasonable notice to inspect, audit and take copies of such records and books. Upon request by CSIC, but not more than once in any calendar year, and at CSIC’s expense Midatech will audit the records of its sublicencees to confirm the accuracy of the Net Revenues received by it. If any such audit by CSIC discloses a shortfall in any payment due to CSIC during the term of this Agreement covered by the audit, Midatech shall make full payment of such shortfall. If such audited shortfall is in excess of €10,000, then in addition Midatech shall pay interest calculated in accordance with clause 7.11, from the date on which payment should have been made, within thirty (30) days of the date of CSIC’s invoice in respect of the same, and shall reimburse CSIC for the costs of the audit and/or inspection. Any irreconcilable disagreement between Midatech and CSIC as to any item or matter in Midatech’s records or books (or those of its licensees, as the case maybe) shall be resolved by an independent firm of chartered accountants appointed by agreement between the parties or, in the absence of agreement, by a nominee of the President or Vice-President for the time being of the Institute of Chartered Accountants of England and Wales. Such records shall, for the avoidance of doubt, constitute Confidential Information of Midatech (or its licensee, as appropriate). The said accountants shall act as experts not arbitrators and shall have complete discretion in determining who shall bear their fees and expenses in connection with their activities.

8	Improvements

8.1	If during the term of this Agreement CSIC shall develop any Improvements (other than under the Research Agreement referred to in clause 6.1.2 between CSIC and Midatech or any Affiliated Company), CSIC shall disclose as soon as reasonably practicable to Midatech the nature of such Improvement together with such other details as Midatech shall reasonably require in order to assess the Improvement for the purposes of this clause, and shall offer to licence the same by way of exclusive licence or, where Midatech is not prohibited by law to take an assignment of the Improvements, to assign such Improvement to Midatech, before offering to licence, assign or otherwise deal with the same with or for the benefit of any other person. Disclosure of the Improvement shall be subject to the provisions of clause 9.

8.2	Midatech shall have 90 days from receipt of the details of the Improvement described in clause 8.1 to assess the same and to notify CSIC whether it wishes to take a licence or assignment of all or any of such Improvement, and outlining the terms on which it is prepared to take such a licence.

8.3	If Midatech notifies CSIC that it wishes to take an assignment or licence of all or any of the Improvement on or before the expiry of the 90 day time limit in clause 8.2, then CSIC and Midatech shall negotiate the terms of the assignment or licence agreement in good faith including the payment of a fair and reasonable royalty to CSIC for the licence or assignment of such Improvement.

8.4	If the terms of the licence or assignment cannot be agreed between Midatech and CSIC within 90 days of the date Midatech notifies CSIC it wishes to take an assignment or licence of the Improvement either Party may discontinue negotiations by notice in writing to the other. If the negotiations are discontinued, CSIC may not offer the Improvement which is the subject of the negotiations to any other person on terms more favourable than those first offered to Midatech.

8.5	CSIC covenants to Midatech that it will, and shall procure that the inventors of any Improvements will, at the expense of Midatech, execute or sign as appropriate all such instruments, applications, documents and do all things as may reasonably be required by Midatech to enable Midatech (or any nominee of Midatech) to enjoy the full benefit of the property and rights in any Improvement licenced or assigned by CSIC in accordance with the provisions of this clause.

9	Confidentiality

9.1	Each of the Parties understands and acknowledges that, whether in the course of performance of this Agreement or otherwise, it will receive or become aware of Confidential Information of the other Party.

9.2	Each of the Parties undertakes to maintain and procure the maintenance of the confidentiality of the other party’s Confidential Information at all times and to keep and procure the keeping of all Confidential Information belonging to the other party secure and protected against theft, damage, loss or unauthorised access, and not at any time, whether during the term of this Agreement or at any time thereafter, without the prior written consent of the other party, directly or indirectly, to use or authorise or permit the use of any of the other party’s Confidential Information other than as necessary for the sole purpose of the performance of its rights and obligations hereunder, or to disclose, exploit, copy or modify any of the other party’s Confidential Information, or authorise or permit any third party to do the same.

9.3	Each of the Parties undertakes to disclose the other party’s Confidential Information only to those of its employees, agents and contractors to whom, and to the extent to which, such disclosure is necessary for the purposes contemplated under this Agreement, and to procure that such employees, agents and contractors are made aware of and agree in writing to observe the obligations contained in this clause 9.

9.4	Each Party shall immediately upon becoming aware of the same give notice to the other of any unauthorised disclosure, misuse, theft or other loss of Confidential Information of the other party, whether inadvertent or otherwise.

9.5	The obligations imposed by this clause 9 shall survive the expiry or termination of this Agreement but shall not apply to any Confidential Information to the extent to which such Confidential Information:

9.5.1	at the time it is received is in the public domain;

9.5.2	subsequently comes into the public domain through no fault of the recipient, its employees, agents or contractors;

9.5.3	is lawfully received by the recipient from a third party on an unrestricted basis (unless received in pursuance of its obligations under, or in connection with, this Agreement);

9.5.4	is independently developed by the recipient, its employees, agents or contractors.

9.6	Nothing in this clause 9 shall prohibit or restrict either party disclosing any Confidential Information to the extent to which the same is required to be disclosed by law, regulation or pursuant to an order of a competent authority, or to a professional adviser of the recipient, provided the recipient provides the discloser with reasonable written notice prior to any such disclosure, and in the case of disclosure to a professional adviser of the recipient, such professional adviser undertakes in writing to be bound by obligations of confidentiality of at least as high a standard as those imposed on the recipient under this clause 9.

10	Publicity and publications

10.1	Subject to clause 10.2, a Party (the First Party) shall only be entitled to use the name of the other (the Second Party) in any advertising or issue any press release or other public document making any use of the Second Party’s name in connection with this Agreement, or making any public statement containing information which relates to or is connected with or arises out of this Agreement or the matters contained in it, with the prior written approval of the Second Party (such approval not to be unreasonably withheld or delayed) as to its content and the manner and extent of its publication. The First Party shall request permission of the Second Party in writing, by attaching a copy of the proposed advertising, press release or other document, and the Parties shall consult together upon the form of any such advertising, press release, document or statement. The Second Party shall provide such information and comment as soon as reasonably practicable and, in any event, within 7 days of receipt of the written request. If the Second Party fails to respond within the 7 day period, the First Party may use the Second Party’s name or proceed with the proposed advertising, press release or other document.

10.2	The provisions of clause 10.1 shall not apply to disclosure of matters:

10.2.1	to the extent the same is required to be made by any court or governmental or administrative authority competent to require the same but disclosure for this purpose shall not be treated as a disclosure of the relevant information into the public domain;

10.2.2	required to be made by any applicable law or regulation on in connection with any patent application in connection with the Intellectual Property Rights; or

10.2.3	which are in the public domain free of an obligation of confidence, or where the relevant material has already been approved for disclosure by the other.

11	Warranties

11.1	Each of the Parties warrants that it has full power and authority to enter into and carry out the actions contemplated under this Agreement.

11.2	CSIC warrants to Midatech as follows:

11.2.1	CSIC is the sole legal and beneficial owner of and the registered applicant for the PCT Application free from encumbrances, and at the date hereof it has received no written or oral claims challenging the title to or validity, subsistence, registerability or enforceability of the Application or the PCT Application.

11.2.2	CSIC is the sole legal and beneficial owner of and proprietor of the Intellectual Property Rights, which rights were solely created by the Inventors;

11.2.3	CSIC has not entered into and has not committed itself to enter into any written or oral licences, agreements, charges or assignments with any third party in respect of the Intellectual Property Rights;

11.2.4	CSIC has received no written or oral notice from any third party claiming that the use of any of the Intellectual Property Rights infringes the rights of any such party;

11.2.5	CSIC has received no written or oral notice from any employee or other person who has created any of the Intellectual Property Rights claiming title to or compensation in respect of any Patent Rights;

11.2.6	there have been no civil, criminal, arbitration, administrative or other proceedings or disputes in any jurisdiction concerning the Intellectual Property Rights to which CSIC has been a party and that at the date hereof CSIC has no reason to believe that any such proceedings or disputes are pending or threatened; and

11.2.7	CSIC is not a party to any written confidentiality or other agreement which restricts the use or disclosure of the Intellectual Property Rights to Midatech.

11.3	Save as expressly set out in this clause 11, CSIC makes no warranties of any kind relating to the registrability, validity or enforceability of any of the Intellectual Property Rights.

12	Liability

12.1	Except as expressly stated in this Agreement, and to the extent permissible by law, all terms, conditions, warranties, undertakings and representations implied by statute, common law, custom, trade usage or otherwise are hereby wholly and expressly excluded.

12.2	Subject to the provisions of this clause 12, neither Party shall have any liability to the other or any third party for any loss of revenue, profit, data or goodwill, or for any indirect, special or consequential loss or damage arising out of or in connection with this Agreement or any collateral contract, whether in contract, tort (including negligence) or otherwise, or the manufacture, storage, marketing or use of the Products or the consequences of Exploiting the Intellectual Property Rights.

12.3	Nothing in this Agreement shall have the effect of limiting or excluding CSIC’s or Midatech’s liability for fraud or for death or personal injury caused by its own negligence, or any other liability if and to the extent that the same may not be limited or excluded as a matter of law.

13	Intellectual Property Rights and infringement by third parties

13.1	If CSIC becomes aware of any unauthorised use or infringement of any of the Intellectual Property Rights by any third party, or any act or behaviour which could constitute unauthorised use or infringement of any such Intellectual Property Rights it shall promptly notify Midatech to that effect.

13.2	If there is any unauthorised use or infringement of any of the Intellectual Property Rights or any acts or behaviour which could constitute unauthorised use or infringement, CSIC shall at Midatech’s written request, assist Midatech in taking all such steps as shall be necessary or desirable, in the sole discretion of Midatech, for the protection of the Intellectual Property Rights. The expenses incurred in taking such steps and any profits or damages which may be obtained shall be (in the absence of agreement to the contrary) for the account of Midatech. CSIC shall not take any action in relation to such matters or agree or compromise such matter without first obtaining the written consent of Midatech, which it may withhold or grant in its absolute discretion.

14	Intellectual Property Rights indemnity

14.1	Subject to the remainder of this clause 14, CSIC shall indemnify Midatech against any costs, claims and damages incurred by Midatech resulting from a claim that the Exploitation by Midatech or by any of its licensees of any of the Intellectual Property Rights infringes any intellectual property right belonging to a third party as a result of a breach of the Warranty in clause 11.2.2.

14.2	Midatech may defend or at its option settle any action brought against it as aforesaid provided that Midatech:

14.2.1	promptly notifies CSIC in writing of such claim;

14.2.2	does not make any admission as to liability or agree to any settlement or compromise of the claim without CSIC’s prior written consent, such consent not to be unreasonably withheld or delayed;

14.2.3	gives CSIC the right to participate in the defence of any such claim or action through legal counsel of its own choosing where separate representation is required as a result of a conflict of interest between the parties or such separate representation is necessary to pursue a defence available to CSIC that is not available to Midatech or so that CSIC may at its sole discretion apply to the court for such interlocutory relief in respect of such action or claim as CSIC considers fit. Both parties shall provide reciprocal information and assistance as each party may reasonably require at each party’s own expense.

14.3	For the avoidance of doubt, except as expressly set out in clause 14.1, nothing in this clause 14 shall oblige CSIC to indemnify Midatech against any costs, claims or damages incurred by Midatech in the prosecution of any patent application for the Intellectual Property Rights as a result of any third party objection against or opposition to the grant of a valid patent. Where as a result of such objection or opposition Midatech is obliged to obtain a licence from such third party objector in order to Exploit the Intellectual Property Rights, the Parties shall agree a reduced Royalty pursuant to clause 14.5.

14.4	Without limitation to clause 14.1, if the Exploitation by Midatech of any of the Intellectual Property Rights in the manner or for the purposes contemplated hereunder infringes any intellectual property right belonging to a third party, CSIC may at Midatech’s option procure for Midatech the right to continue to exercise the licences in question, free of any liability for such infringement.

14.5	If any claim is made against Midatech or any licensee of Midatech under this clause, the Parties shall, at the request of Midatech, enter into good faith negotiations to determine whether or not any of the Royalties payable hereunder should be reduced to take account of such infringement for the period of such infringement and if so by how much. In default of agreement within 60 days of the commencement of negotiations, Midatech may refer the matter to an independent expert (not an arbitrator) appointed by the parties (or failing agreement appointed by the President of the Institute of Chartered Accountants in England and Wales) whose decision shall be final and binding on the parties. The fees, costs and other expenses of any expert shall be borne equally by the parties, or as the independent expert shall otherwise determine.

14.6	CSIC shall have no obligation or liability under clause 14.1 above to the extent that any infringement or alleged infringement arises from:

14.6.1	any Improvement otherwise than by CSIC; or

14.6.2	the use of or dealing with the Intellectual Property Rights in question in any manner or for any purpose not contemplated under this Agreement.

14.7	Reference in this clausel4 to Midatech shall include reference to Affiliated Companies of Midatech.

15	Term and termination

15.1	This Agreement shall commence on the Effective Date and unless terminated earlier in accordance with this Agreement, shall continue in full force and effect until the expiry of the last to expire of the Patent Rights and in the case of patent applications, until there is no further possibility of any such patent applications proceeding to grant.

15.2	Either party may terminate this Agreement or any of the licences granted hereunder at any time forthwith by written notice to the other party (the Defaulting Party):

15.2.1	in the event of any material breach of this Agreement by the Defaulting Party (other than as provided in clause 6.5) which breach is not remedied (if remediable) within thirty (30) days after the service of written notice requiring the same; or

15.2.2	on or at any time after the occurrence of any of the following:

(i)	the Defaulting Party ceasing or threatening to cease wholly or substantially to carry on its business (or in the case of CSIC its function) otherwise than for the purpose of solvent reconstruction or amalgamation; or

(ii)	any encumbrancer taking possession of or a receiver, administrator or trustee being appointed over the whole or part of the undertaking, property or assets of the Defaulting Party where such action is not lifted or discharged within 14 days; or

(iii)	the making of an order or the passing of a resolution for the winding up of the Defaulting Party otherwise than for the purpose of solvent reconstruction or amalgamation; or

(iv)	any event or circumstance analogous to those described in sub-clauses (i) to (iii) occurring in any other jurisdiction (subject to the same exceptions)

For the avoidance of doubt, if any of the circumstances in clause 15.2 occurs in relation to CSIC, this Agreement shall continue in full force and effect in accordance with clause 15.1 unless and until Midatech exercises its right to terminate the same.

15.3	Except as expressly otherwise provided in this Agreement, upon expiry or termination of this Agreement by CSIC under clause 15.2:

15.3.1	all rights and licences granted to Midatech under this Agreement shall cease immediately to be of any force and effect, and Midatech shall, subject to the remainder of this clause 15.3, cease all activities authorised by this Agreement and Midatech shall not thereafter Exploit or otherwise use any of the Patent Rights (for as long as each of them remains in force) or the Know-how (for so long as the same remains secret). Notwithstanding any provision to the contrary herein, all sub-licences of the Application and of any Patent Rights granted by Midatech to any third party under this Agreement shall remain in full force and effect and CSIC shall honour such agreements in accordance with their terms or shall at the request of the relevant sub-licencee enter into a licence agreement on identical terms to the relevant agreement between Midatech and the relevant sub-licencee;

15.3.2

each Party shall, promptly return and procure the return to the other Party or, at the that Party’s direction, destroy all property of the other Party (including without limitation, in the case of Midatech all records of the Intellectual Property Rights and all other Confidential Information of Midatech) then in its possession, custody or control (including, in the case of Midatech, all property held by or on behalf of its sub-licensee(s)), and shall not retain any copies of the same;

15.3.3	all amounts owing by Midatech to CSIC under this Agreement up to the date of termination shall become immediately due and payable;

15.3.4	Without prejudice to any sub-licences remaining in force as provided in clause 15.3.1, Midatech and its Affiliated Companies shall be free to dispose of all stocks of Products which it or they have purchased, manufactured or irrevocably committed to purchase or manufacture on or prior to the date of termination for a period of up to one year from the date of termination of this Agreement provided that Midatech shall continue to account to CSIC for all Royalties due hereunder from such sales.

15.4	The expiry or termination of this Agreement for any reason shall not give either Party the right to claim any compensation, indemnity or reimbursement whatsoever from the other by reason of such termination, but termination shall be without prejudice to any rights or remedies to, or any obligations or liabilities accrued to, either Party at the effective date of termination.

15.5	The provisions of clauses 9, 10, 12, 13, 14 and, 16 and any other clauses expressly or impliedly intended to survive expiry or termination of this Agreement shall survive the expiry or termination of this Agreement for any reason.

16	Further assurance

16.1	CSIC covenants that it will at the expense of Midatech execute, sign all such instruments, applications, documents and do all things as may reasonably be required by Midatech to enable Midatech (or its nominee) to enjoy the full benefit of the property and rights hereby granted to it.

16.2	Where the consent of any of the Inventors is required for any reason, CSIC shall be responsible for ensuring that the such persons also execute, sign all such instruments, applications, documents and do all things as may reasonably be required by Midatech to enable Midatech (or its nominee) to enjoy the full benefit of the property and rights hereby granted to it.

17	General

17.1	Variations

No variations shall be made to this Agreement without the prior written consent of both Parties.

17.2	Assignment

17.2.1	This Agreement is personal to CSIC, and CSIC may not assign, sub-license, subcontract, mortgage, charge, encumber or otherwise transfer or dispose of any of its rights under this Agreement without the prior written consent of Midatech.

17.2.2	To the extent that Midatech sub-licenses or sub-contracts to any third party any of its rights or obligations hereunder, Midatech acknowledges that:

(a)	any such sub-licensing or sub-contracting shall not release Midatech from any of its contractual obligations hereunder and Midatech shall remain fully responsible to CSIC for the proper and complete discharge of all such obligations; and

(b)	Midatech shall not under any sub-licence or sub-contract assume any obligation which is not permitted by the terms of this Agreement.

17.2.3	To the extent that Midatech sub-licenses and sub-contracts to any third party any of its rights or obligations hereunder, any reference in this Agreement to Midatech’s employees, agents, and contractors shall include those of the relevant sub-licensee and sub-contractor.

17.2.4	Midatech may assign this Agreement in whole or in part to any of its Affiliated Companies or to any other third party without the consent of CSIC in which event Midatech shall not be released from any of its obligations hereunder but shall remain responsible to CSIC for the proper and complete discharge of all such obligations by the assignee.

17.3	Notices

17.3.1	Unless otherwise expressly stated in this Agreement, all notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed duly served if delivered personally or sent by fax or pre-paid registered post to the addressee set out below at the address identified on the first page of this Agreement or such other address as either Party may notify to the other for this purpose from time to time.

For CSIC:	For the attention of the Director of the Office for Technology Transfer

Fax:	+34 91 585 5287

For Midatech:	For the attention of the Company Secretary

Fax:	+44 20 7427 6600 with a copy to +44 20 7679 9497

17.3.2	Any notice shall be deemed to have been duly served:-

(a)	if delivered by hand, on delivery;

(b)	if sent by pre-paid registered post, 7 days after posting;

(c)	if sent by fax, on confirmation of transmission,

and in proving the service of any notice it will be sufficient to prove, in the case of a letter, that such letter was properly addressed and pre-paid and, in the case of a fax, that such fax was duly despatched to a current fax number of the addressee.

17.3.3	For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.

17.4	Waiver

17.4.1	The failure of either Party to insist upon strict performance of any provision of this Agreement, or the failure of either Party to exercise any right or remedy to which it is entitled hereunder, shall not constitute a waiver thereof and shall not cause a diminution of the obligations established by this Agreement.

17.4.2	A waiver of any default shall not constitute a waiver of any subsequent default.

17.4.3	No waiver of any of the provisions of this Agreement shall be effective unless it is expressly stated to be a waiver and communicated to the other Party in writing in accordance with the provisions of clause 17.3.

17.5	Severability

If any of the terms, conditions, or provisions of this Agreement are determined by any competent authority to be invalid, unlawful or unenforceable to any extent such term, condition or provision will to that extent be severed from the remaining terms, conditions and provisions which will continue to be valid to the fullest extent to be permitted by law.

17.6	Partnership

Nothing in this Agreement shall be deemed to constitute a partnership between the parties hereto nor constitute one the agent of the other for any purpose.

17.7	Entire agreement

This Agreement and any document expressly referred to herein represents the entire agreement between the Parties in relation to the subject matter of this Agreement.

17.8	Third parties

Affiliated Companies of Midatech shall have the right to enforce any term of this Agreement expressly or impliedly for their benefit in which event Midatech shall not be released from any of its obligations hereunder but shall remain responsible to CSIC for the proper and complete discharge of all such obligations. Save as aforesaid, a person who is not party to this Agreement shall have no right to enforce any term or terms of this Agreement pursuant to the Contract (Rights of Third Parties) Act 1999.

17.9	Voluntary dispute resolution

Any dispute which may arise between the parties concerning this agreement may be determined on a voluntary basis between the Parties as follows:

17.9.1	The dispute shall be referred to the Managing Director of Midatech and the Director of the Office of Technology Transfer of CSIC who shall negotiate in good faith in an attempt to resolve the dispute as soon as reasonably practicable. If those negotiations do not result in a settlement of the dispute within 14 days either Party may propose to the other by notice in writing the matter be referred to an independent expert who shall be qualified and experienced in dealing with the subject matter of the dispute in question (the Independent Expert).

17.9.2	The Independent Expert shall be instructed to reach his determination within 30 days (or such other period as the parties shall agree). He shall act as expert and not as arbitrator but in any event his decision shall not be binding on the Parties.

17.9.3	All negotiations connected with any dispute shall be conducted in complete confidence and the parties undertake not to divulge details of such negotiations except to their respective professional advisers bound by professional rules and such negotiations shall be without prejudice to the rights of the parties in any future proceedings.

17.9.4	The costs of the Independent Expert shall be shared equally by the parties unless the Independent Expert recommends otherwise, in which case the Parties will give effect to such recommendations.

17.9.5	Until such time as any dispute is formally agreed between the parties CSIC will, unless otherwise agreed by Midatech, continue to perform this Agreement in accordance with its provisions.

17.10	Law and jurisdiction

17.10.1	This Agreement shall be governed by English law and the Parties hereby submit to the non-exclusive jurisdiction of the courts of England.

17.10.2	To the extent that CSIC may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), CSIC hereby irrevocably agrees not to claim, and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

This Agreement has been signed and dated the day and year above written.

SIGNED for and on behalf of CONSEJO SUPERIOR DE INVESTIGACIONES CIENTIFICAS	) ) )	/s/ Dr Rolf Tarrach
	Name:	Dr Rolf Tarrach

	Capacity:	President

SIGNED for and on behalf of MIDATECH LIMITED	) )	/s/ Professor T W Rademacher
	Name:	Professor T W Rademacher

	Capacity:	Director

Dated: 14th October 2004

CONSEJO SUPERIOR DE INVESTIGACIONES CIENTIFICAS (1)

and

MIDATECH LIMITED (2)

Supplemental Agreement relating to Magnetic Nanoparticles Invention

Speechly Bircham

6 St Andrew Street

London

EC4A 3LX

THIS SUPPLEMENTAL AGREEMENT is made on the 14th October 2004

BETWEEN

1	CONSEJO SUPERIOR DE INVESTIGACIONES CIENTIFICAS, an autonomous body within the Ministry of Science and Technology of Spain, whose principal office is at Serrano 113, 28006 Madrid, Spain (CSIC).

2	MIDATECH LIMITED, (registered company number: 04097593) whose registered office is at 6 St Andrew Street, London, EC4A 4LX, United Kingdom (Midatech).

RECITALS

A.	On 21 June 2002, CSIC and Midatech entered into a Patent and Know-How Agreement (the Agreement). The Agreement provided at clause 8 that any Improvement (as defined in the Agreement) would be offered to Midatech for licence or assignment by CSIC.

B	CSIC have developed a further invention and know-how relating to magnetic nanoparticles which the parties regard as an Improvement for the purposes of the Agreement (the Magnetic Nanoparticles Improvement).

C	The parties have already filed patent applications in joint names to protect the invention comprising the Magnetic Nanoparticles Improvement, and wish to record their agreement that Midatech will have the right to exploit these patent applications and associated intellectual property rights on the same terms as the Intellectual Property Rights originally licenced under the Agreement.

IT IS NOW AGREED as follows.

1.	Definitions

1.1	With the exception of the defined terms varied by clause 2.1, all terms defined in the Agreement shall bear the same meaning in this Supplemental Agreement.

1.2	For the purposes of this Supplemental Agreement the Effective Date shall be 9 June 2003.

2.	Variation of the Agreement

2.1	The parties agree that the Agreement shall be deemed varied from the Effective Date by replacing the definitions of “Application” and “PCT Application” as follows:

Application: means the UK patent application number GB/0025414.4 dated 16 October 2000 originally in the name of CSIC (Nanoparticles) and the UK patent application number GB03/13259.4 dated 9 June 2003 in the joint names of CSIC and Midatech.

PCT Application: the PCT application number PCT/GB01/04633 dated 16 October 2001 (Nanoparticles) and the PCT application number PCT/GB04/ 002408 in each case claiming priority from the relevant Application.

2.2	Accordingly, the parties agree that with effect from the Effective Date Midatech has held the exclusive right to Exploit the Intellectual Property Rights in the Magnetic Nanoparticles Improvement subject only to the terms of the Agreement.

2.3	Further, CSIC confirms that an effect of the variation in clause 2.1 is an assignment to Midatech of its rights of confidence in the Know-how.

3.	Governing law

3.1	This Supplemental Agreement shall be governed by English law and CSIC and Midatech submit to the non-exclusive jurisdiction of the courts of England.

3.2	To the extent that CSIC may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), CSIC hereby irrevocably agrees not to claim, and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

This Supplemental Agreement has been signed and dated the day and year above written.

SIGNED by PROFESSOR CARLOS MARTINEZ ALONSO for and on behalf of CONSEJO SUPERIOR DE INVESTIGACIONES CIENTIFICAS	) ) ) ) )	/s/ Professor Carlos Martinez Alonso

SIGNED by PROFESSOR THOMAS RADEMACHER for and on behalf of MIDATECH LIMITED	) ) ) )	/s/ Professor Thomas Rademacher